Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of September 29, 2020 and is entered into by and between International Marina Group I, LP a Texas limited partnership (the “Employment Entity”), and Baxter R. Underwood, a resident of the State of Texas (the “Executive”).

WHEREAS, this Agreement is being entered into in connection with that certain Agreement and Plan of Merger among Safe Harbor Marinas LLC (“Safe Harbor,” together with its affiliates, including the Employment Entity, the “Company”), Sun Communities, Inc. (“Parent”), Sun Communities Operating Limited Partnership (“SCOLP”), and certain other parties, dated as of September 29, 2020 (the “Merger Agreement”). The effectiveness of this Agreement is conditioned upon the closing of the transactions (the “Closing”) contemplated by the Merger Agreement within the allotted time provided therein;

WHEREAS, upon the Closing, the Company will be a wholly-owned subsidiary of SCOLP but in any event will at all times during the term of this Agreement operate in accordance with the organizational structure attached as Exhibit A (the “Operating Structure”);

WHEREAS, despite being a wholly-owned subsidiary of SCOLP, the Company will operate completely separately and independently from SCOLP;

WHEREAS, in order to induce the Executive to enter into this Agreement, Gary A. Shiffman (“GS”) and Arthur A. Weiss (“AW”), on behalf of Parent and SCOLP, represented to the Executive that the Company will operate completely separately and independently from SCOLP and that the Executive will have complete discretion and authority to operate the Company, subject to the DOA (defined below) (collectively, the “Representations”);

WHEREAS, the parties desire to document that the Company will operate completely separately and independently from SCOLP and that the Executive will have complete discretion and authority to operate the Company, subject to the DOA; and

WHEREAS, the Employment Entity desires to retain the Executive and Executive desires, based on the material Representations and reliance on the Representations, to be retained by the Employment Entity, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Employment Entity and the Executive hereby agree as follows:

1. Employment. The Employment Entity hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Employment Entity upon the terms and subject to the conditions contained in this Agreement for the period beginning on the Closing Date (as defined in the Merger Agreement) (the “Effective Date”) and ending on March 31, 2026 (the “Initial Term”); provided, however, that commencing on March 31, 2026 and on each anniversary of such date thereafter (each, an “Extension Date”), the term of Executive’s employment under this Agreement shall be automatically extended for an additional one (1) year period (each, a “Renewal Term”), unless the Employment Entity or the Executive provides the other at least ninety (90) days prior written notice before the next Extension Date that the Initial Term or Renewal Term, as applicable, shall not be so extended (a “Non-Renewal Notice”). The period of time between the Effective Date and the effective date of termination of this Agreement (the “Termination Date”) shall be referred to herein as the “Employment Period.” For the avoidance of doubt, this Agreement and Executive’s employment shall be effective upon, and not be effective until, the Closing Date, and in the event that the Closing (as defined in the Merger Agreement) has not occurred and the Merger Agreement is terminated for any reason, this Agreement shall automatically, and with no further action, become null and void ab initio.

2. Position and Duties. The Employment Entity shall employ the Executive during the Employment Period as its Chief Executive Officer (“Title”). At all times during the Employment Period, the Executive shall have such responsibility and authority as is customarily given to executives with titles similar to the Title, including the complete discretion and authority to operate the Company, subject to the DOA. The Executive shall report only to the SH Executive Committee (as hereinafter defined)) and all employees (through the Employment Entity) of the Company shall report to the Executive. During the Employment Period, the Executive shall perform to the best of the Executive’s abilities the duties associated with the Executive’s position and shall devote the Executive’s full business time, attention and effort to the affairs of the Company and shall use the Executive’s best efforts to promote the interests of the Company; provided, however, the Executive’s expenditure of a reasonable amount of time to the Executive’s family, charitable and other community activities, or to the Executive’s own personal investments and projects, shall not be deemed a breach of this Agreement so long as the amount of time so devoted does not materially impair, detract or adversely affect the performance of Executive’s duties to the Company under this Agreement. The SH Executive Committee has specifically delegated certain powers and authorities to the Executive in accordance with the terms of that certain Delegation of Authority attached as Exhibit B (the “DOA”) and the SH Executive Committee will cooperate with the Executive to ensure that he is able to exercise such powers and authorities.

For purposes of this Agreement, the term “SH Executive Committee” shall mean the committee formed by the Board of the Parent to oversee the operation of the Company, subject to the DOA. Pursuant to the Charter of the SH Executive Committee attached as Exhibit C, the SH Executive Committee shall consist of three members (the “Members”), and each Member shall have one vote. The Members of the SH Executive Committee shall initially be GS, AW and the Executive. The Executive shall have the right to appoint his successor, if any, on the SH Executive Committee.

3. Compensation.

(a) Base Salary. During the Employment Period, the Employment Entity shall pay to the Executive a base salary of $325,000.00 per annum (“Base Salary”), payable in accordance with the Employment Entity’s standard payroll policy, but in no event less frequently than monthly.

(b) Annual Bonus. The Employment Entity shall pay to the Executive an annual bonus (“Annual Bonus”) in an amount up to 100% of the Base Salary for each calendar year that the Executive is employed under this Agreement (“Bonus Year”), based on the attainment of certain goals and objectives determined by the SH Executive Committee at the beginning of such Bonus Year. The payment of the Annual Bonus shall be made on or before March 15th of the calendar year following the Bonus Year.

(c) Equity Compensation Program. Parent adopts the equity compensation program attached as Exhibit D (the “Equity Compensation Program”) to incentivize the Company’s employees. The Executive shall allocate Annual Stock Award, as defined therein, issued under the Equity Compensation Program among the Company’s employees, including to the Executive, subject only to the terms and limitations set forth in the Equity Compensation Program.

(d) Restricted Stock. Promptly after the Effective Date, Parent shall grant and issue to Executive 69,368 shares of the Parent’s common stock (the “Shares”) pursuant to a restricted stock award agreement in substantially the form attached as Exhibit E (the “Restricted Stock Award Agreement”). The grant of the Shares is conditioned upon the Executive’s execution of the standard Restricted Stock Award Agreement.

(e) Insurance. The Company shall provide to the Executive medical and hospitalization insurance for himself, his spouse and eligible family members consistent with the Company’s standard policies.

(f) Benefit Plans. The Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of the Company generally available for which the Executive qualifies under the terms of such plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive’s right and benefits under any such plan except as expressly provided herein). Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the existence of any such plan which may be in effect from time to time.

(g) Annual Vacation. The Executive shall be entitled to vacation time consistent with the policies of the Company.

(h) Expenses. The Company shall reimburse the Executive during the term of this Agreement for travel, entertainment and other expenses as described in the policies of the Company.

4. Termination of Employment. The Employment Entity or the Executive may terminate the Executive’s employment only pursuant to this Section 4. The Executive’s employment will terminate automatically upon the expiration of the Initial Term or Renewal Term, as applicable, if either party has elected not to extend the Initial Term or Renewal Term in accordance with Section 1. Upon any termination of the Executive’s employment, the Company shall have no further obligations to the Executive under this Agreement, other than for payment of any accrued but unpaid Base Salary, Annual Bonus, properly incurred but unreimbursed business expenses, and severance payments required under Section 4(f). Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

(a) Death. The Executive’s employment will terminate upon the Executive’s death.

(b) Disability. The Employment Entity may terminate the Executive’s employment by reason of the Executive’s becoming subject to a Disability upon the Employment Entity providing thirty (30) days’ prior notice to Executive of its intention to terminate Executive’s employment due to his Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position, with or without a reasonable accommodation, for a period of ninety (90) consecutive calendar days or one hundred eighty (180) non-consecutive calendar days within any rolling twelve (12) month period.

(c) Cause. The Employment Entity may terminate the Executive’s employment under this Agreement immediately for “Cause.” For purposes hereof, for “Cause” shall mean: (i) a willful and intentional breach of any material provision of this Agreement (including, without limitation, the Executive’s performance of his express duties pursuant to Section 2 above) by the Executive; provided, however, that the administrative processes, procedures and methods described in the DOA and the other exhibits hereto shall not be deemed to be material provisions (and such breach will only constitute Cause if it continues uncured for a period of twenty (20) days after the Executive’s receipt of written notice of such breach from the SH Executive Committee); (ii) the Executive’s conviction of intentional fraud, embezzlement or theft, whether or not involving Company; (iii) the Executive’s intentional misappropriation of any material Company assets or property; or (iv) the Executive’s conviction or the entry of a plea of guilty or no contest by the Executive with respect to any felony.

(d) Without Cause. The Employment Entity may terminate the Executive’s employment without Cause on written notice to the Executive.

(e) Resignation by Executive with or without Good Reason. Executive may terminate his employment with or without Good Reason (hereinafter defined) by giving the Employment Entity thirty (30) days advance notice in writing (inclusive of the twenty (20) day notice period provided below, in the case of a termination for Good Reason). “Good Reason” means, without prior written consent from the Executive, which consent shall be in the Executive’s sole and absolute discretion, any of the following: (i) any reduction in the Executive’s Base Salary or Annual Bonus; (ii) a change in Executive’s Title or a diminution in Executive’s duties, authorities, or responsibilities; (iii) any Material Change (as defined below); (iv) the Employment Entity’s (or any affiliate’s, including but not limited to the Company’s) willful and intentional breach of any material provision of this Agreement; or (v) the requirement that the Executive either relocate his principal place of employment to a location more than ten (10) miles from the Company’s headquarters’ location as of the date hereof or travel out-of-town more than an average of six (6) nights per month during a three month period; provided, however, that such condition remains uncured for a period of twenty (20) days after the Employment Entity receives from Executive a reasonably detailed notice setting forth the condition constituting Good Reason.

(f) Severance Benefits. In the event the Employment Entity terminates the employment of Executive without Cause, the Executive resigns his employment for Good Reason or the Company sends a Non-Renewal Notice, then the Employment Entity shall pay to the Executive, in addition to any amounts payable under this Section 4, severance payments in the form of continued Base Salary, at Executive’s Base Salary as then in effect, for an eighteen (18) month period following the Termination Date (the “Severance Payments”). The Severance Payments will be made pursuant to the Employment Entity’s payroll payment schedule then in effect commencing on the Termination Date. Notwithstanding anything to the contrary in this Section 4, the Employment Entity’s obligation to pay, and the Executive’s right to receive, the Severance Payments shall terminate upon the Executive’s breach of any provision of Section 8 hereof and the Executive’s failure to cure such breach within the cure period provided in Section 8 hereof. In addition, the Executive shall promptly forfeit and immediately return to the Company any Severance Payments received from the Company upon the Executive’s breach of any provision of Section 8 hereof and the Executive’s failure to cure such breach within the cure period provided in Section 8 hereof.

(g) Requirement of Release. As a condition precedent to receiving any Severance Payments, Executive must execute (without revocation) a commercially reasonable separation agreement in a form to be provided by the Company (the “Release”), such Release to include a general release of claims in favor of both the Company and the Executive. The Release must be effective and irrevocable prior to the sixtieth (60th) day following the Executive’s last day of employment.

(h) Stock Awards; Lockup. All vested restricted shares awarded to the Executive, including, without limitation, the vested Shares under the Restricted Stock Award Agreement and any vested Annual Stock Award allocated to the Executive, shall not be affected by the Executive’s termination for Cause. In the event the Company terminates the employment of the Executive without Cause or the Company sends a Non-Renewal Notice, or if the Executive resigns his employment for Good Reason and the Executive does not elect a Good Reason Opt Out (as defined below): (i) all unvested stock options and other unvested stock based compensation awarded to the Executive, including, without limitation, the unvested Shares under the Restricted Stock Award Agreement and any unvested Annual Stock Award allocated to the Executive, shall become fully vested and immediately exercisable, and (ii) the Executive shall be relieved of all transfer restrictions imposed by that certain lockup agreement executed by the Executive in connection with the Closing, including but not limited to any Shares granted under the Restricted Stock Award Agreement (the “Lockup Restrictions”). Notwithstanding anything to the contrary herein, if the Executive breaches any provision of Section 8 hereof and fails to cure such breach within the cure period provided in Section 8 hereof, (x) all unvested shares of Parent common stock that vested as a result of Section 4(h)(i) (the “Accelerated Shares”) shall not vest or if vested shall be automatically forfeited to Parent, (y) the Lockup Restrictions shall be automatically reinstated, and (z) the Executive shall promptly return to Parent any after-tax gains resulting from the Executive’s sale of any Accelerated Shares or the Executive’s sale of any shares of Parent common stock awarded under the Restricted Stock Award Agreement during the interim period during which the Lockup Restrictions were otherwise lifted. For the avoidance of doubt, the partnership units in SCOLP acquired by the Executive at the Closing in consideration for the rollover of his equity in the Company shall not be subject to or bound by this Agreement.

(i) Right to Decline Severance Payments. In the event that the Company terminates the Executive’s employment without Cause, or the Executive resigns his employment for Good Reason or the Company sends a Non-Renewal Notice, the Executive, in his sole and absolute discretion, may decline the Severance Payments by written notice to the Employment Entity on or before the thirtieth (30th) day after the Termination Date (a “Good Reason Opt Out”), in which event the Employment Entity shall have no obligation to make the Severance Payments and Executive shall be relieved of the restrictions imposed by Section 8 of this Agreement and such Section 8 shall automatically and with no further action become null and void and of no further force and effect. In addition, upon a Good Reason Opt Out: (i) no unvested stock options or other unvested stock based compensation awarded to Executive shall accelerate under Section 4(h), and (ii) Executive shall not be relieved of any Lockup Restrictions that may otherwise be in place at the time.

(j) Definitions. For purposes hereof, “Material Change” means: (i) any change, in form or practice (other than a Permissible Change (hereinafter defined)), to the Operating Structure; (ii) any change (other than a Permissible Change) to the function, purpose, or Charter of the SH Executive Committee; (iii) Parent’s replacement of either GS or AW on the SH Executive Committee without the prior written consent of the Executive, provided that, if such replacement results from either GS or AW no longer serving on the Board of Directors of Parent, such replacement shall not constitute a Material Change; (iv) a change to the DOA, in form or practice (other than a Permissible Change); (v) a change to the Equity Compensation Program (other than a Permissible Change); (vi) in form or practice, any change to any of the Company’s name, brand, auditors or lawyers, without the prior written consent of the Executive; (vii) any change to the current management, operations or policies of the Company without the Executive’s prior written consent; or (viii) without the prior written consent of the Executive, any attempt, in form or in practice, to subject the Executive, or the Employment Entity’s employees or positions listed below the Company in the Operating Structure, to have reporting responsibility, responsibility or authority outside of those directly implied by the Operating Structure.

For purposes hereof, “Permissible Change” means any change to the Operating Structure, the Charter of the SH Executive Committee, the DOA or the Equity Compensation Program, as applicable, that is either (i) approved by the Executive, or (ii) required as a result of changes in applicable law; provided that, with respect to a change to the Equity Compensation Program, the Executive shall approve such change unless he anticipates, in his sole and absolute discretion, a material negative impact to the Company’s future performance as a result of such proposed change.

5. Compensation Upon Death or Disability.

(a) In the event of termination of the Executive’s employment under this Agreement due to the Executive’s Disability or death, (i) the Executive (or his successors and assigns in the event of his death) shall be entitled to any accrued and unpaid Base Salary, Annual Bonus and benefits through the Termination Date, prorated for the number of days actually employed in the then current calendar year, which shall be paid by the Employment Entity to the Executive or his successors and assigns, as appropriate, within thirty (30) days of the Termination Date (or such later date as may be required in order to determine the amount of any Annual Bonus due to the Executive but in no event later than March 15th of the calendar year following the calendar year that Executive’s employment is terminated), and (ii) the Employment Entity shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary (at the rate that would otherwise have been payable under this Agreement) for a period of up to twenty four (24) months (the “Disability Payment”); provided, however, that payments so made to the Executive shall be reduced by the sum of the amounts, if any, which: (i) were paid to the Executive at or prior to the time of any such payment under disability benefit plans of the Company and (ii) did not previously reduce the Base Salary, Annual Bonus and other benefits due the Executive under Section 3 of this Agreement. Notwithstanding the foregoing, the Company or Employment Entity, as applicable, in its sole discretion, may elect to make the Disability Payment to the Executive in one lump sum due within thirty (30) days of the Executive’s termination of employment.

(b) In the event of termination of the Executive’s employment under this Agreement due to the Executive’s Disability, the Executive, in his sole and absolute discretion, may decline the Disability Payment by written notice to the Company prior to the payment of any portion of the Disability Payment, in which event the Employment Entity shall have no obligation to make the Disability Payment and Executive shall be relieved of the restrictions imposed by Section 8 of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive declines the Disability Payment in accordance with this Section 5(b), Section 8 this Agreement shall become null and void and of no further force and effect.

(c) Notwithstanding anything to the contrary in this Section 5, the Employment Entity’s obligation to pay, and the Executive’s right to receive, any compensation under this Section 5 shall terminate upon the Executive’s breach of any provision of Section 8 hereof and such breach is not cured prior to the expiration of the cure period provided in Section 8 hereof. In addition, the Executive shall promptly forfeit and immediately return to the Company any compensation received from the Company or Employment Entity under this Section 5 upon the Executive’s breach of any provision of Section 8 hereof and such breach is not cured prior to the expiration of the cure period provided in Section 8 hereof.

6. Effect of Change in Control.

(a) The Company or Employment Entity, as applicable, or its successor shall pay the Executive the Change in Control Benefits (as defined below) if there has been a Change in Control (as defined below) and any of the following events has occurred: (i) the Executive’s employment under this Agreement is terminated without Cause or the Executive terminates his employment with Good Reason at any time within twenty-four (24) months after the Change in Control, (ii) upon a Change in Control under Section 6(g)(ii), the Company or Employment Entity, as applicable, or its successor does not expressly assume all of the terms and conditions of this Agreement, (iii) there are less than twenty-four (24) months remaining under the term of this Agreement, or (iv) the successor fails to expressly assume this Agreement.

(b) For purposes of this Agreement, the “Change in Control Benefits” shall mean the following benefits:

(i) A cash payment equal to two and 99/100 (2.99) times the Base Salary in effect on the date of such Change in Control, payable within sixty (60) days of the Change in Control or, in the event that the cessation of Executive’s employment hereunder triggers the Change in Control Benefits, payable within thirty (30) days after such cessation of employment; and

(ii) Continued participation in all employee welfare plan benefits in which Executive is participating on the date of Executive’s termination of employment, until the earlier of (i) one year following the Termination Date, or (ii) the date on which Executive becomes covered under any other group health plan. The continuation of group health plan coverage during this extended period will run concurrently with COBRA coverage. Executive will promptly notify the Company upon commencement of participation in another employer’s group health plan.

(c) Notwithstanding anything to the contrary herein, (i) in the event that the Executive’s employment under this Agreement is terminated without Cause or the Executive terminates his employment with Good Reason within sixty (60) days prior to a Change in Control, such termination shall be deemed to have been made in connection with the Change in Control and the Executive shall be entitled to the Change in Control Benefits; and (ii) in the event that the Executive’s employment under this Agreement is terminated by the Employment Entity or its successor without Cause after a Change in Control and the Executive was not already entitled to the Change in Control Benefits under Section 6(a)(iii), the Employment Entity or its successor shall pay the Executive an amount equal to the difference between the Change in Control Benefits and the amounts actually paid to the Executive under this Agreement after the Change in Control but prior to his termination.

(d) The Change in Control Benefits are in addition to the acceleration of the vesting of, and the extension of the time for exercise of, stock options as a result of the Change in Control.

(e) Notwithstanding anything to the contrary contained herein, in the event it shall be determined that any compensation payment or distribution by the Company or Employment Entity, as applicable, to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Change in Control Benefits will be reduced to the extent necessary so that no excise tax will be imposed, but only if to do so would result in the Executive retaining a larger amount, on an after-tax basis, taking into account the excise and income taxes imposed on all payments made to the Executive hereunder.

(f) The Company or Employment Entity, as applicable, shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Section 6, but only to the extent that the Company or Employment Entity, as applicable, is determined to be liable to the Executive for breach of this Section 6 as a part of a final judgment on the merits pursuant to binding arbitration.

(g) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred:

(i) if any person or group of persons acting together (other than (a) the Company, SCOLP or any person (I) who as of the date hereof was a director or officer of Parent, or (II) whose shares of Common Stock of the Parent are treated as “beneficially owned” by any such director or officer, or (b) any institutional investor (filing reports under Section 13(g) rather than 13(d) of the Securities Exchange Act of 1934, as amended, including any employee benefit plan or employee benefit trust sponsored by the Parent)), becomes a beneficial owner, directly or indirectly, of securities of the Parent or the Company representing fifty percent (50%) or more of either the then-outstanding Common Stock of the Parent or the Company or the combined voting power of the Parent’s or the Company’s then-outstanding voting securities (other than as a result of an acquisition of securities directly from the Parent or the Company);

(ii) if the Company or SCOLP sells all or substantially all of its assets to any person (other than a wholly-owned subsidiary formed for the purpose of changing the corporate domicile);

(iii) if the Company or SCOLP merges or consolidates with another person as a result of which the shareholders of the Parent or the Company immediately prior to such merger or consolidation would beneficially own (directly or indirectly), immediately after such merger or consolidation, securities of the surviving entity representing less than fifty percent (50%) of the then outstanding voting securities of the surviving entity; or

(iv) if the new directors appointed to the Board of Parent during any twelve-month period constitute a majority of the members of the Board of Parent, unless (I) the directors who were in office for at least twelve (12) months prior to such twelve-month period (the “Incumbent Directors”) plus (II) the new directors who were recommended or appointed by a majority of the Incumbent Directors constitutes a majority of the members of the Board of Parent.

For purposes of this Section 6(g), a “person” includes an individual, a partnership, a corporation, an association, an unincorporated organization, a trust or any other entity. Notwithstanding anything to the contrary herein, the conversion of the Company from a limited liability company to a corporation to effectuate an initial public offering of shares of capital stock of the Company (or its successor) shall not constitute a Change in Control.

7. Federal and State Withholding; Section 409A.

(a) The Employment Entity shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Employment Entity, and all applicable federal employment taxes.

(b) Each payment of the severance shall be deemed a “separate payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”). Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A, Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Executive under this Agreement that are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company or Employment Entity, as applicable, within the meaning of Section 409A. If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) The parties intend that all payments and benefits under this Agreement comply with or be exempt from Section 409A and this Agreement shall be interpreted in a manner consistent with such intent. If either party determines, upon the reasonable opinion of its tax counsel, that Section 409A will result in adverse tax consequences to the Executive as a result of this Agreement, then the Executive and Employment Entity shall renegotiate this Agreement in good faith in order to minimize or eliminate such tax consequences and retain, to the maximum extent possible, the basic after-tax economics of this Agreement for the Executive.

8. Restrictive Covenants.

(a) Noncompetition; Non-Interference. During the Employment Period and, subject to Section 4(i) and Section 5(b), for the eighteen (18) month period following the Termination Date (the “Restricted Period”), the Executive shall not, directly or indirectly through any other Person, engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, all or any portion of the marina business (collectively, the “Business”), anywhere in the Restricted Territory. Nothing herein shall prohibit Executive from passively owning two percent (2%) of the outstanding stock of any publicly traded company engaged in the Business. During the Restricted Period, Executive shall not take any action that is designed or intended to have the effect of causing any lessor, licensor, customer, supplier or other business associate of the Company to negatively alter its business relationship to the detriment of the Company after the date hereof as such Person maintained with the Company prior to the date hereof. “Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity or any governmental, regulatory or administrative body, agency, commission or authority, any court or judicial authority, tribunal, any arbitrator or any other public authority, body or organization, whether foreign, federal, state or local. As used in this Agreement, “Restricted Territory” means the continental United States of America and Canada.

(b) Non-Solicitation of Employees. During the Restricted Period, Executive shall not, without the Company’s consent, directly or indirectly, through any person, call upon or solicit for employment any person employed by the Company on the Termination Date or within six (6) months prior to the Termination Date.

(c) Confidentiality. The Executive hereby acknowledges, confirms and agrees to comply with the confidentiality obligations under the Safe Harbor Employee Handbook (Rev. 07/2020) and the Safe Harbor Code of Ethics & Business Conduct. Any material changes to the confidentiality obligations under the Safe Harbor Employee Handbook (Rev. 07/2020) and the Safe Harbor Code of Ethics & Business Conduct shall require the prior written approval of the SH Executive Committee.

(d) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation and confidentiality, as the case may be, set forth herein relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees, to the fullest extent permitted by applicable law, that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining such Executive from committing any violation of the covenants or obligations contained in this Section 8. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

(e) Unenforceable Restriction. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable and necessary to protect the legitimate business interests of the Company, if a final determination is made by an arbitrator to whom the parties have assigned the matter or a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be reformed to apply as to such maximum time and to such maximum extent as such arbitrator or court may determine or indicate to be enforceable. Alternatively, if such arbitrator or court finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be reformed so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f) Defend Trade Secrets Act. Under the Defend Trade Secrets Act of 2016, the Company hereby provides notice and Executive hereby acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) is solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(g) Replacement of Prior Restrictive Covenants. The Parent and the Company agree and acknowledges that the restrictive covenants contained in this Section 8 are intended to amend and replace all previous restrictive covenants that are binding on the Executive and may have been assignable to the Company, including but not limited to those restrictive covenants set forth in the Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated as of January 14, 2016, by and between the Executive and Safe Harbor (the “Previous Restrictive Covenant Agreement”). The Company or Employment Entity, as applicable, agrees and acknowledges that the Previous Restrictive Covenant Agreement is null and void and of no further force and effect.

(h) Notice and Cure. In the event that the Company believes that the Executive has violated this Section 8, the Company shall provide the Executive with written notice of such alleged breach and the Executive shall not be deemed to have breached this Section 8 if actions or conduct giving rise to the alleged breach (if capable of being cured) are fully remedied within three (3) days of the Executive’s receipt of such notice.

9. Disputes. The parties agree that any and all disputes, controversies or claims of any nature whatsoever relating to, or arising out of, this Agreement or Executive’s employment, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees’ rights and remedies), shall be settled by mandatory arbitration administered by the Judicial Arbitration & Mediation Services, Inc. pursuant to its Employment Arbitration Rules & Procedures (the “Rules”) and the following provisions: (A) a single arbitrator (the “Arbitrator”), mutually agreeable to the Company and Executive, shall preside over the arbitration and shall make all decisions with respect to the resolution of the dispute, controversy or claim between the parties; (B) in the event that the Company and Executive are unable to agree on an Arbitrator within fifteen (15) days after either party has filed for arbitration in accordance with the Rules, they shall select a truly neutral arbitrator in accordance with the rules for the selection of neutral arbitrators, who shall be the “Arbitrator” for the purposes of this Section 9; (C) the place of arbitration shall be Dallas, Texas unless mutually agreed otherwise; (D) judgment may be entered on any award rendered by the Arbitrator in any federal or state court having jurisdiction over the parties; (E) all fees and expenses of the Arbitrator shall be subject to JAMS Employment Arbitration Rules & Procedures; (F) the decision of the Arbitrator shall govern and shall be conclusive and binding upon the parties; (G) the parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure or as permitted by the Arbitrator; and (H) this provision shall be enforceable by specific performance and/or injunctive relief, and shall constitute a basis for dismissal of any legal action brought in violation of the duty to arbitrate. The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder if the circumstances, dispute, controversy, claim and schedules of the parties lend themselves to an expedited resolution and that the Arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent. Notwithstanding anything to the contrary herein, nothing contained in this Section shall be construed to preclude Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent Executive’s breach of Section 8 of this Agreement.

10. Enforcement. The parties hereto agree that the Company and the Executive would be damaged irreparably in the event that any provision of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions or other equitable relief from any court of competent jurisdiction to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

11. Cooperation in Future Matters. Unless the Executive exercises a Good Reason Opt Out, the Executive hereby agrees that, for a period of eighteen (18) months following his termination of employment for any reason whatsoever, he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

12. Representations and Covenants of Employing Entity and Parent. The Employing Entity and Parent each represents to the Executive that it has the requisite corporate power and authority to enter into this Agreement and will be bound by the provisions hereof. The Employing Entity and Parent further agree to cause all of their respective Affiliates (other than the Executive) to comply with and not directly or indirectly cause such parties to breach this Agreement.

13. Survival. Sections 4 through 21 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

14. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address, (b) in the case of any nationally recognized overnight express mail service, one day shall have elapsed after the same shall have been deposited with such service, or (c) if by email, on the day on which such email was sent.

If to the Employment Entity:

Safe Harbor Marinas LLC

14785 Preston Road, 9th Floor

Dallas, Texas 75254

Attn: Legal

Email: notices@shmarinas.com

And to

c/o Sun Communities, Inc.

27777 Franklin Road, Suite 200

Southfield, Michigan 48034

Attn: Gary A. Shiffman

Email: gshiffman@suncommunities.com

With a copy (which shall not constitute notice) to:

Jaffe, Raitt, Heuer & Weiss, P.C.

27777 Franklin Road, Suite 2500

Southfield, Michigan 48034

Attn: Jeffrey M. Weiss, Esq.

Email: jweiss@jaffelaw.com

If to the Executive:

Baxter R. Underwood at the address and email on file with the Employment Entity

With a copy (which shall not constitute notice) to:

Bell Nunnally & Martin LLP

2323 Ross Avenue, Suite 1900

Dallas, Texas 75201

Attn: Kristopher D. Hill, Esq.

Email: khill@bellnunnally.com

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof including, but not limited to any other understandings, agreements or representations between Executive and the Company or any subsidiary or affiliate of the Company.

17. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

18. Governing Law; Forum. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to principles of conflict of laws.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Employment Entity, the Executive and Parent as an intended third-party beneficiary of this Agreement, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

21. Attorneys’ Fees. In the event that either party hereto brings an action, arbitration or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing party in that action, arbitration or proceeding shall be entitled to have and recover from the non-prevailing party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing party may suffer or incur in the pursuit or defense of such action, arbitration or proceeding.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYMENT ENTITY:

INTERNATIONAL MARINA GROUP I, LP, a Texas limited partnership

By:	/s/ John Ray

Name:	John Ray
Title:	General Counsel

EXECUTIVE:

/s/ Baxter R. Underwood
BAXTER R. UNDERWOOD

For purposes of Sections 3(c), 3(d), 4(h), 6, 12 and 19 only:

SUN COMMUNITIES, INC.

By:	/s/ Gary Shiffman
Name:	Gary Shiffman
Title:	Chief Executive Officer

SAFE HARBOR MARINAS LLC

By:	/s/ John Ray
Name:	John Ray
Title:	General Counsel

EXHIBIT D

Equity Compensation Program

In March of each calendar year during the term of the Employment Agreements, the SH Executive Committee will measure management’s equity incentive (the “Annual Stock Award”) by the product of:

a)	50,000 shares of SUI common stock (“Threshold Stock Award”); and,

b)	A percentage (“Stock Award Multiplier”), calculated as the sum of the:

i.	Same Store Growth Multiplier Incentive Percentage

ii.	Acquisitions Performance Multiplier Incentive Percentage

iii.	Acquisitions Volume Multiplier Incentive Percentage

Based on the following grid:

Contributing Category	Level	Performance Level		Incentive Percentage
Same Store Growth Multiplier	Threshold		≥ 4.0% to < 5.0%	33 .3%
	Target		≥ 5.0% to < 6.0%	50 .0%
	Max		≥ 6.0%	66 .7%
Acquisitions Performance Multiplier	Threshold		≥ 97% to < 99%	33 .3%
	Target		≥ 99% to < 102%	50 .0%
	Max		≥ 102%	66 .7%
Acquisitions Volume Multiplier	Proportionate	≥	$150mm to < $500mm	(Acquisitions $s / $500mm)*(2/3)
	Max		≥ $500mm	66 .7%

The Threshold Stock Award shall be adjusted each calendar year for stock splits, reverse stock splits and common stock distributions occurring during the previous calendar year.

Shares of common stock distributed as part of the Annual Stock Award shall:

•	vest ratably over a vesting period of three (3) years, and

•	be distributed by the SH Executive Committee to management of Safe Harbor through Baxter R. Underwood and Gavin T. McClintock in the same timely manner as for SUI management.

The Annual Stock Award will be distributed by BRU and GTM to management of SHM broadly, with no more than 20% of such shares being distributed annually to BRU and GTM (together).

All shares issued under the Annual Stock Award that have vested cannot be clawed back except in the event of “bad boy” acts regardless of whether or not the recipient remains continuously employed by SUI or its affiliates through Safe Harbor and its affiliates. For the avoidance of doubt, except as otherwise provided in SUI’s 2015 Equity Incentive Plan, all unvested shares will be forfeited upon the termination of a recipient’s employment.

For the purposes of calculating the above described Annual Stock Award, please note the following operative definitions:

•

“NOI” means, for any period, for any marina or other business entity, the sum of the following (without duplication and determined on a consistent basis with prior periods, including on a consistent basis with the financial statements of Safe Harbor and its subsidiaries prior to the closing of the merger between SCOLP and Safe Harbor):

i.

rents and other revenues received or earned in the ordinary course of business (including, without limitation, revenue received or earned in respect of service and repair of marine vessels, cabin and boat rentals, brokerage and referral fees, commercial lease income, retail sales, fuel sales, restaurant sales, and other property related use fees or income) from or in connection with such marina or other business entity (including proceeds of rent loss (but not in excess of the rent otherwise payable) or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent), and below market leases, minus

ii.

all costs of goods sold and other expenses paid (excluding interest expense, income taxes, depreciation and amortization (for the avoidance of doubt including any capital expenditures, determined in accordance with GAAP (consistent with historical audited financials of Safe Harbor)), audit costs, software and technology costs, non-cash expenses and other corporate-level marketing, legal and professional fees, but including an appropriate accrual for expenses related to the ownership, operation or maintenance of such marina or other business or entity during the relevant period (including but not limited to ground lease rent, property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, local marketing expenses, and general and other property-level administrative expenses (including property-level legal, accounting, advertising, marketing and other expenses incurred in connection with such marina or other business or entity, but specifically excluding general corporate-level overhead expenses of Safe Harbor or any subsidiary and any property management fees))). Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the NOI of any marina or other business or entity owned or controlled (directly or indirectly) by Safe Harbor or any subsidiary shall be applied in all Equity Compensation Plan calculations solely as described in this Exhibit B including but not limited to the NOI of all taxable REIT subsidiaries formed for Safe Harbor operations. (“TRS”).

Equity compensation under the Equity Compensation Plan and other cash bonuses associated with SH Executive Committee approved corporate incentive programs will be excluded from expenses for purposes of determining NOI. All intracompany revenues and expenses among any Safe Harbor entities that are eliminated in consolidation shall be disregarded for purposes of determining NOI.

•

“Same Store Growth” means, for any calendar year, for any marina or other business or entity that is owned by Safe Harbor for all of the preceding calendar year, the NOI growth rate between such calendar year and the preceding calendar year on a comparable reporting basis (applying GAAP as applicable and adopting new FASB pronouncements from time to time, such as ASC 842). For the avoidance of doubt, in determining Same Store NOI Growth, only properties included in the portfolio for the entire preceding calendar year will be included in the pool criteria. For example, a property purchased in June 2020, would be included in the same store pool when measuring 2022 growth, given that it will be owned for full 2021 calendar year to calculate growth in 2022, but would not be included in the same store pool when measuring 2021 growth. For the avoidance of doubt, for the purpose of calculating Same Store Growth, there will not be a charge for budgeted capital expenditures intended to drive NOI growth (“Growth Capex”), but such Growth Capex will be approved by the SH Executive Committee in its sole discretion.

•

“Acquisitions Performance” means, for any marina or other business or entity that is acquired by Safe Harbor, the actual NOI for the period between the closing of such acquisition and the conclusion of the first full calendar year, divided by the SH Executive Committee approved underwritten NOI for the period between the closing of such acquisition and the conclusion of the first full calendar year. For the avoidance of doubt, after any marina or other business or entity has been owned by Safe Harbor for at least one full calendar year, it will no longer be included in the Acquisitions Performance category and will instead be included in the Same Store Growth category. Further, for bolt-on acquisitions where the financials are combined with an existing marina or other business or entity, it will be assumed that the Acquisitions Performance is equal to 100%, and the bolt-on’s underwritten NOI will be deducted from the most recently completed calendar year’s NOI for purposes of calculating Same Store Growth (to avoid duplication).

•

“Acquisitions Volume” means, for any period, the average annualized aggregate gross purchase price for the acquisition of any marina or other business or entity that is closed by Safe Harbor after the closing (without regard to the closings to occur for the delayed consent properties) of the merger between SCOLP and Safe Harbor, between the closing of the merger between SCOLP and Safe Harbor and the end of the applicable period. For the avoidance of doubt, Acquisitions will include closing costs and budgeted capital expenditures for acquisitions (“Acquisition Capex”).

Example Calculation

	Date of Acquisition	Acquisition Value	Year 0 Measurement Period		Underwritten Year 0 NOI	Year 0 Actual NOI	Actual to U/W Year 0 NOI Comparison	Year 1 Measurement Period		Underwritten Year 1 NOI	Year 1 Actual NOI	Actual to U/W Year 1 NOI Comparison
			Start	End				Start	End
Acquisition #1	Feb-21	50.0	Feb-21	Dec-21	3.5	3.4	98.0%	Jan-22	Dec-22	3.5	3.6	101.0%
Acquisition #2	Mar-21	40.0	Mar-20	Dec-21	2.6	2.7	104.0%	Jan-22	Dec-22	2.8	2.8	102.0%
Acquisition #3	Aug-21	27.5	Aug-20	Dec-21	2.2	2.2	99.0%	Jan-22	Dec-22	2.2	2.2	100.0%
Acquisition #4	Oct-21	75.0	Oct-20	Dec-21	5.6	5.7	101.0%	Jan-22	Dec-22	5.8	6.0	104.0%
Acquisition #5	Nov-21	150.0	Nov-20	Dec-21	10.9	11.3	104.0%	Jan-22	Dec-22	11.6	12.0	103.0%

		$342.5			$24.8	$25.3	102.0%			$25.9	$26.6	102.6%

2021 Calculation								2022 Calculation						2023 Calculation
	Date of Acquisition	Acquisition Value	Measurement Period		Underwritten Period NOI	Period Actual NOI	Actual to U/W Period NOI Comparison	Acquisition Value	Measurement Period		Underwritten Period NOI	Period Actual NOI	Actual to U/W Period NOI Comparison	Acquisition Value	Measurement Period		Underwritten Period NOI	Period Actual NOI	Actual to U/W Period NOI Comparison	FY 2022 Actual NOI	FY 2021 Actual NOI	Same Store Growth NOI Comparison
			Start	End					Start	End					Start	End
Acquisition #1	Feb-21	$75.0	Feb-21	Dec-21	$4.5	$4.4	99.0%	$0.0	Jan-22	Dec-22	$4.8	$5.0	103.0%	$0.0	N/A	N/A	$0.0	$0.0	0.0%	$5.2	$5.0	5.0%
Acquisition #2	Mar-21	75.0	Mar-21	Dec-21	4.7	4.8	102.5%	0.0	Jan-22	Dec-22	5.8	5.8	101.0%	0.0	N/A	N/A	0.0	0.0	0.0%	6.0	5.8	3.0%
Acquisition #3	Aug-21	150.0	Aug-21	Dec-21	4.4	4.6	104.5%	0.0	Jan-22	Dec-22	11.0	11.4	104.0%	0.0	N/A	N/A	0.0	0.0	0.0%	12.2	11.4	7.0%
Acquisition #4	Oct-21	50.0	Oct-21	Dec-21	1.1	1.1	98.0%	0.0	Jan-22	Dec-22	4.4	4.4	100.0%	0.0	N/A	N/A	0.0	0.0	0.0%	4.5	4.4	2.5%
Acquisition #5	Feb-22	0.0	N/A	N/A	0.0	0.0	0.0%	80.0	Feb-22	Dec-22	6.2	6.2	101.0%	0.0	Jan-23	Dec-23	6.8	7.0	102.0%	0.0	0.0	0.0%
Acquisition #6	Feb-22	0.0	N/A	N/A	0.0	0.0	0.0%	20.0	Feb-22	Dec-22	1.7	1.6	98.0%	0.0	Jan-23	Dec-23	1.8	1.8	100.0%	0.0	0.0	0.0%
Acquisition #7	Apr-22	0.0	N/A	N/A	0.0	0.0	0.0%	125.0	Apr-22	Dec-22	7.9	7.9	100.5%	0.0	Jan-23	Dec-23	8.6	8.5	99.0%	0.0	0.0	0.0%

		$350.0			$14.7	$14.9	101.7%	$225.0			$41.7	$42.4	101.7%	$0.0			$17.2	$17.3	100.3%	$27.9	$26.6	5.0%